Exhibit 15

                              MONTEREY MUTUAL FUND
                     AMENDED AND RESTATED DISTRIBUTION PLAN

             AMENDED AND RESTATED DISTRIBUTION PLAN dated this 13th day of June, 1997, of MONTEREY MUTUAL FUND (the "Trust").

             1. The Plan. This Amended and Restated Distribution Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") of the Trust.

             2. Definitions. As used in this Plan, the following terms shall have the following meanings:

             (a) "Qualified Recipient" shall mean any broker-dealer or other "person" (as that term is defined in the 1940 Act) which
        (i) has rendered distribution assistance (whether direct, administrative or both) in the distribution of the Trust's shares; (ii) shall furnish the Trust's distributor (on behalf of the Trust) with such information as the Trust's distributor ("Distributor") shall reasonably request to answer such questions as may arise concerning the sale of Trust's shares; and (iii) has been selected by the Distributor to receive payments under the Plan.

             (b) "Qualified Holdings" shall mean all shares of the Trust beneficially owned by (i) a Qualified Recipient; (ii) the customers (brokerage or other) of a Qualified Recipient;
        (iii) the clients (investment advisory or other) of a Qualified Recipient; (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship; and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of such Trust shares by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any Trust shares are to be considered as Qualified Holdings of any particular Qualified Recipient; and (iii) what Trust shares, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.

             (c) "Qualified Trustees" shall mean the Trustees of the Trust who are not interested persons, as defined in the 1940 Act, of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons of the Trust. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.

             (d) "Permitted Payments" shall mean payments by the Distributor to Qualified Recipients as permitted by this Plan.

             3. Payments Authorized. The Distributor is authorized, pursuant to this Plan, to make Permitted Payments to any Qualified Recipient on either or both of the following bases:

             (a) as reimbursement for direct expenses incurred in the course of distributing Trust shares or providing administrative assistance to the Trust or its shareholders, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals and personnel; and/or

             (b) at a rate determined by the Distributor with respect to the Qualified Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

             It may be presumed that a Qualified Recipient has provided distribution assistance with respect to its Qualified Holdings, but if either the Distributor or the Trust's Trustees should have reason to believe a Qualified Recipient may not be rendering appropriate distribution or administrative assistance in connection with the sale of Trust shares, then the Distributor shall require the Qualified Recipient to provide a written report or other information to verify that said Qualified Recipient is providing appropriate services in this regard.

             The Distributor may make Permitted Payments in any amount to any Qualified Recipient, provided that (i) the total amount of all Permitted Payments made during a fiscal year of the Trust to all Qualified Recipients (whether made under (a) and/or (b) above) do not exceed, in that fiscal year of the Trust, 1% of the average annual net assets of the Trust in that fiscal year; and (ii) a majority of the Trust's Qualified Trustees may at any time decrease or limit the aggregate amount of all Permitted Payments or decrease or limit the amount payable to any Qualified Recipient. The Trust will reimburse the Distributor from the assets of the Trust for such Permitted Payments within such limit, but either the Distributor or one or more investment advisers to the Trust shall bear any Permitted Payments beyond such limits.

             4. Expenses Authorized. The Distributor is authorized, pursuant to this Plan, to purchase advertising of shares of the Trust, to pay for sales literature and other promotional material, and to make payments to sales personnel affiliated with it. Any such advertising and sales material may include references to other open-end investment companies or other investments, and any salesmen so paid are not required to devote their time solely to the sale of Trust shares. Any such expenses ("Permitted Expenses") made during a fiscal year of the Trust shall be reimbursed or paid by the Trust from the assets of the Trust, except that the combined amount of reimbursement or payment of Permitted Expenses together with the Permitted Payments made pursuant to Section 3 of this Plan shall not, in the aggregate, in that fiscal year of the Trust exceed 1% of the average net assets of the Trust in such year and either the Distributor or one or more investment advisers to the Trust shall bear any such expenses beyond such limit. No such reimbursement may be made for Permitted Expenses or Permitted Payments for fiscal years prior to the fiscal year in question or in contemplation of future Permitted Expenses or Permitted Payments.

             5. Certain Other Payments Authorized. If and to the extent that any of the payments by the Trust from the assets of the Trust listed below are considered to be "primarily intended to result in the sale of shares" issued by the Trust within the meaning of the Rule, such payments are authorized without limit under this Plan and shall not be included in the limitations contained in this Plan: (i) the costs of the preparation, printing and mailing of all required reports and notices to shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of shares of the Trust or other funds or other investments; (ii) the costs of preparing, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Trust's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Trust and/or the Trust's shares under the securities or "Blue-Sky" law of any jurisdiction;
   (vi) all fees under the 1940 Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward the sale of the Trust's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of preparing and mailing confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of shareholders.

             6. Investment Advisory Fees. It is recognized that the costs of distribution of the Trust's shares are expected to exceed the sum of Permitted Payments, Permitted Expenses and the portion of sales charges on Trust shares retained by the Distributor ("Excess Distribution Costs").
   If and to the extent that any advisory fees paid by the Trust might, in view of any Excess Distribution Costs, be considered as indirectly financing any activity which is primarily intended to result in the sale of shares of the Trust, the payment of such fees is authorized under this Plan. In taking any action contemplated by Section 15 of the 1940 Act as to any investment advisory contract to which the Trust is a party, the Trust's Board of Trustees, including its Trustees who are not "interested persons," as defined in the 1940 Act, shall, in acting on the terms of any such contract, apply the "fiduciary duty" standard contained in Sections 36(a) and 36(b) of the 1940 Act.

             7. Reports. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the following: (i) the amounts of all Permitted Payments, the identity of the recipients of each such Payment; the basis on which each such recipient was chosen as a Qualified Recipient and the basis on which the amount of the Permitted Payment to such Qualified Recipient was made; and (ii) the amounts of Permitted Expenses and the purpose of each such Expense, in each case during the preceding calendar or fiscal quarter.

             8. Effectiveness, Continuation, Termination and Amendment. This Plan has been approved by a vote of the Board of Trustees of the Trust and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the outstanding voting securities of the Trust. This Plan may not be amended to increase materially the amount of payments to be made without approval of at least a "majority" of the outstanding voting securities of the Trust, and all amendments must be approved by a vote of the Board of Trustees and of the Qualified Trustees cast in person at a meeting called for the purpose of voting on such amendment.

             A Distribution Plan has previously been approved by the Board of Trustees and the Qualified Trustees of the Trust and by a vote of holders of more than a majority of the outstanding voting securities of the Trust. This Plan amends and supersedes that Distribution Plan, but does not, and shall not be construed to increase materially the amount of payments to be made under this Distribution Plan.

             9. Shareholder Liability Disclaimer. The obligations of the Trust are not binding upon any shareholder of the Trust personally, but bind only the Trust and the Trust's property.